Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 2nd QUARTER 2016 RESULTS

Consolidated 2nd Quarter 2016 Highlights:

•     Consolidated Revenue Increased 2.8%, Operating Income Decreased 1.0%, Operating Cash Flow Increased 3.0%

•      Net Cash Provided by Operating Activities was $4.3 Billion, Free Cash Flow was $1.4 Billion

•      Earnings per Share Decreased 1.2% to $0.83

•      Dividends per Share Increased 10% and Share Repurchases were $1.1 billion

Cable Communications 2nd Quarter 2016 Highlights:

•      Cable Communications Revenue Increased 6.0% and Operating Cash Flow Increased 5.7%

•      Customer Relationships Increased by 115,000, an 83,000 Improvement from the Second Quarter of 2015

•      Total Revenue per Customer Relationship Increased 3.0%

•      Video Customers Net Losses Improved to 4,000, the Best Second Quarter Result in Over 10 Years; Nearly 40% of All Video Customers Now Have X1

•      High-Speed Internet Customers Increased by 220,000, the Best Second Quarter Result in 8 Years

•      Business Services Revenue Increased 17.0%

NBCUniversal 2nd Quarter 2016 Highlights:

•      Broadcast Operating Cash Flow Increased 70.5%, Reflecting Growth in Content Licensing, Retransmission and Advertising Revenues

•      Theme Parks Operating Cash Flow Increased 40.5%, Primarily Reflecting the Inclusion of Universal Studios Japan, as well as the Successful Opening of The Wizarding World of Harry PotterTM in Hollywood

•      Cable Networks Operating Cash Flow Increased 8.3%, Driven by Higher Affiliate Revenue

PHILADELPHIA – July 27, 2016… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2016.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I am pleased to report excellent results as our momentum continues across our businesses. Our Cable subscriber and financial performance during the quarter was outstanding. We more than tripled our customer relationship net additions, with our best second quarter Internet customer results in eight years and our best second quarter video customer results in over ten years, and we successfully balanced this with strong operating cash flow growth. Despite an expected difficult comparison to last year’s record second quarter film slate, NBCUniversal achieved solid results, driven by strength in our TV businesses and Theme Parks, which benefitted from the successful opening of The Wizarding World of Harry PotterTM in Hollywood. I am excited about the opportunities ahead for our company as we work together to bring people incredible technology, and memorable experiences, and there is no better example than the Olympic Games. The entire organization is gearing up to deliver the most comprehensive and innovative Olympics coverage in history starting next week, which will showcase the incredible breadth of NBCUniversal together with Comcast Cable and the X1 platform.”

Consolidated Financial Results

	2nd Quarter			Year to Date
($ in millions)	2015	2016	Growth	2015	2016	Growth
Revenue	$18,743	$19,269	2.8%	$36,596	$38,059	4.0%
Excluding Super Bowl				$36,220	$38,059	5.1%
Operating Income	$4,105	$4,066	(1.0%)	$7,995	$8,155	2.0%
Operating Cash Flow[1]	$6,266	$6,455	3.0%	$12,222	$12,822	4.9%
Excluding Transaction-Related Costs (see Table 7)	$6,345	$6,455	1.7%	$12,400	$12,822	3.4%
Earnings per Share[2]	$0.84	$0.83	(1.2%)	$1.65	$1.70	3.0%
Excluding Adjustments (see Table 5)				$1.63	$1.67	2.5%
Net Cash Provided by Operating Activities	$3,589	$4,273	19.1%	$8,834	$9,383	6.2%
Free Cash Flow[3]	$1,501	$1,420	(5.4%)	$4,684	$4,225	(9.8%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the second quarter of 2016 increased 2.8% to $19.3 billion. Consolidated Operating Income decreased 1.0% to $4.1 billion. Consolidated Operating Cash Flow increased 3.0% to $6.5 billion. Excluding $79 million of Time Warner Cable and Charter transaction-related costs in the second quarter of 2015, consolidated operating cash flow increased 1.7% (see Table 7).

For the six months ended June 30, 2016, consolidated revenue increased 4.0% to $38.1 billion.  Excluding $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, consolidated revenue increased 5.1% (see Table 7). Consolidated operating income increased 2.0% to $8.2 billion. Consolidated operating cash flow increased 4.9% to $12.8 billion. Excluding $178 million of transaction-related costs in the first six months of 2015, consolidated operating cash flow increased 3.4% (see Table 7).

Earnings per Share (EPS) for the second quarter of 2016 was $0.83, a 1.2% decrease compared to the second quarter of 2015 (see Table 5).

EPS for the six months ended June 30, 2016 was $1.70, a 3.0% increase from the $1.65 reported in the prior year.  Excluding adjustments in the first quarter of 2016 and the first six months of 2015, EPS increased 2.5% to $1.67 (see Table 5).

Capital Expenditures increased 15.2% to $2.3 billion in the second quarter of 2016. Cable Communications’ capital expenditures increased 12.0% to $1.9 billion in the second quarter of 2016, reflecting increased investment in line extensions, a higher level of investment in scalable infrastructure to increase network capacity and continued spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways. Cable capital expenditures represented 15.1% of Cable revenue in the second quarter of 2016 compared to 14.3% in last year’s second quarter. NBCUniversal’s capital expenditures increased 32.4% to $360 million in the second quarter of 2016, primarily reflecting increased spending at our Theme Parks, which now includes Universal Studios Japan.

For the six months ended June 30, 2016, capital expenditures increased 12.4% to $4.2 billion compared to the prior year. Cable Communications capital expenditures increased 10.6% to $3.5 billion and represented 14.0% of Cable revenue compared to 13.5% in 2015.  NBCUniversal’s capital expenditures increased 21.3% to $655 million for the first six months of 2016.

Net Cash Provided by Operating Activities increased 19.1% to $4.3 billion in the second quarter of 2016. Free Cash Flow decreased 5.4% to $1.4 billion, reflecting growth in consolidated operating cash flow, offset by higher capital expenditures. Net cash provided by operating activities for the six months ended June 30, 2016 increased 6.2% to $9.4 billion. Free cash flow decreased 9.8% to $4.2 billion compared to 2015 (see Table 4).

Dividends and Share Repurchases. During the second quarter of 2016, Comcast paid dividends totaling $670 million and repurchased 18.4 million of its common shares for $1.1 billion.  In the first six months of 2016, Comcast has repurchased 40.4 million of its common shares for $2.4 billion. As of June 30, 2016, Comcast had $7.6 billion available under its share repurchase authorization.

Cable Communications

	2nd Quarter			Year to Date
($ in millions)	2015[4]	2016	Growth	2015[4]	2016	Growth
Cable Communications Revenue
Video	$5,431	$5,581	2.8%	$10,762	$11,119	3.3%
High-Speed Internet	3,101	3,369	8.6%	6,145	6,644	8.1%
Voice	903	893	(1.1%)	1,809	1,789	(1.1%)
Business Services	1,163	1,360	17.0%	2,279	2,671	17.2%
Advertising	577	597	3.5%	1,076	1,156	7.5%
Other	565	644	13.7%	1,110	1,269	14.2%
Cable Communications Revenue	$11,740	$12,444	6.0%	$23,181	$24,648	6.3%

Cable Communications Operating Cash Flow	$4,777	$5,048	5.7%	$9,435	$9,937	5.3%
Operating Cash Flow Margin	40.7%	40.6%		40.7%	40.3%

Cable Communications Capital Expenditures	$1,678	$1,881	12.0%	$3,124	$3,457	10.6%
Percent of Cable Communications Revenue	14.3%	15.1%		13.5%	14.0%

Revenue for Cable Communications increased 6.0% to $12.4 billion in the second quarter of 2016, driven primarily by increases in high-speed Internet, business services, and video revenue. High-speed Internet revenue increased 8.6%, reflecting an increase in the number of residential high-speed Internet customers, rate adjustments and an increase in the number of customers receiving higher levels of service. Business services revenue increased 17.0%, primarily due to an increase in the number of small business customers, as well as continued growth in our medium-sized business services. Video revenue increased 2.8%, primarily reflecting rate adjustments, as well as an increase in the number of customers subscribing to additional services, partially offset by additional revenue in the prior year period associated with a boxing event available on pay-per-view. Other revenue increased 13.7%, primarily reflecting an increase in Xfinity Home revenue and higher franchise and regulatory fees. Advertising revenue increased 3.5%, reflecting an increase in political advertising revenue.

For the six months ended June 30, 2016, Cable revenue increased 6.3% to $24.6 billion compared to 2015, driven by growth in high-speed Internet, business services, and video.

Customer Relationships increased by 115,000 to 28.1 million in the second quarter of 2016, an 83,000 improvement compared to the increase in the second quarter of 2015, primarily reflecting increases in double and triple product relationships. At the end of the second quarter, penetration of our double and triple product customers increased to 70% compared to 69% in the second quarter of 2015. Video customer net losses of 4,000 were the best result for a second quarter in over 10 years, high-speed Internet customer net additions of 220,000 were the best result for a second quarter in 8 years, and Voice customer net additions improved to 64,000.

	Customers		Net Additions
(in thousands)	2Q15	2Q16	2Q15	2Q16
Video Customers	22,306	22,396	(69)	(4)
High-Speed Internet Customers	22,548	23,987	180	220
Voice Customers	11,319	11,641	49	64

Single Product Customers	8,343	8,416	(56)	6
Double Product Customers	8,936	9,399	46	53
Triple Product Customers	9,987	10,269	42	56
Customer Relationships	27,265	28,085	31	115
Customer metrics include residential and business customers.

Operating Cash Flow for Cable Communications increased 5.7% to $5.0 billion in the second quarter of 2016, reflecting higher revenue, partially offset by a 6.2% increase in operating expenses. The higher expenses were primarily due to a 7.4% increase in video programming costs, reflecting the timing of contract renewals, as well as higher retransmission consent fees and sports programming costs, partially offset by fees associated with a boxing event available on pay-per-view in the prior year period. Technical and product support expenses increased 5.9% primarily related to the development, delivery and support of our X1 platform, Cloud DVR technology and wireless gateways, and the continued growth in business services and home security and automation services. Advertising, marketing and promotion costs increased 4.4%, primarily due to increases in spending associated with attracting new residential and business services customers. Customer service expenses increased 6.0%, primarily due to increased support for improving the customer experience and increases in total labor costs. This quarter’s operating cash flow margin was 40.6% compared to 40.7% in the second quarter of 2015.

For the six months ended June 30, 2016, Cable operating cash flow increased 5.3% to $9.9 billion compared to 2015, driven by higher revenue, partially offset by a 7.0% increase in operating expenses primarily related to an 8.4% increase in video programming costs, as well as higher technical and product support expenses, higher advertising, marketing and promotion costs, and higher customer service expenses.  Year-to-date operating cash flow margin was 40.3% compared to 40.7% in 2015.

NBCUniversal

	2nd Quarter				Year to Date
($ in millions)	2015	2016	Reported Growth	Pro Forma Growth[5]	2015	2016	Reported Growth	Pro Forma Growth[5]
NBCUniversal Revenue
Cable Networks	$2,450	$2,566	4.7%		$4,809	$5,019	4.4%
Broadcast Television	1,813	2,128	17.3%		4,061	4,212	3.7%
Excluding Super Bowl					3,685	4,212	14.3%
Filmed Entertainment	2,266	1,351	(40.4%)		3,712	2,734	(26.4%)
Theme Parks	773	1,136	47.0%	10.6%	1,424	2,162	51.8%	10.2%
Headquarters, Other and Eliminations	(72)	(78)	NM		(172)	(163)	NM
NBCUniversal Revenue	$7,230	$7,103	(1.8%)	(5.1%)	$13,834	$13,964	0.9%	(2.8%)
Excluding Super Bowl					$13,458	$13,964	3.8%	(0.2%)

NBCUniversal Operating Cash Flow
Cable Networks	$872	$944	8.3%		$1,770	$1,900	7.3%
Broadcast Television	231	394	70.5%		413	678	64.3%
Filmed Entertainment	422	56	(86.7%)		715	223	(68.8%)
Theme Parks	334	469	40.5%	5.3%	578	844	46.0%	4.4%
Headquarters, Other and Eliminations	(167)	(174)	NM		(309)	(334)	NM
NBCUniversal Operating Cash Flow	$1,692	$1,689	(0.2%)	(6.4%)	$3,167	$3,311	4.5%	(2.6%)

NM=comparison not meaningful.

Revenue for NBCUniversal decreased 1.8% to $7.1 billion in the second quarter of 2016 and Operating Cash Flow remained stable at $1.7 billion. Pro Forma5 Revenue for NBCUniversal decreased 5.1%. Pro Forma5 Operating Cash Flow decreased 6.4%, reflecting a decline in Filmed Entertainment, partially offset by results at Broadcast Television, Cable Networks and Theme Parks.

For the six months ended June 30, 2016, NBCUniversal revenue increased 0.9% to $14.0 billion compared to 2015 and operating cash flow increased 4.5% to $3.3 billion. Pro forma5 revenue for NBCUniversal decreased 2.8%. Excluding $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, pro forma revenue decreased 0.2% (see Table 7). Pro forma5 operating cash flow decreased 2.6%, reflecting a decline in Filmed Entertainment, partially offset by results at Broadcast Television, Cable Networks and Theme Parks.

Cable Networks

Cable Networks revenue increased 4.7% to $2.6 billion in the second quarter of 2016, reflecting higher distribution revenue and content licensing and other revenue.  Distribution revenue increased 6.9%, driven by contractual rate increases and contract renewals, partially offset by a decline in subscribers at our cable networks. Content licensing and other revenue increased 13.0%, primarily due to the timing of content provided under licensing agreements. Advertising revenue was stable compared to the second quarter of 2015, due to higher rates, offset by audience ratings declines. Operating cash flow increased 8.3% to $944 million in the second quarter of 2016, reflecting higher revenue and decreases in advertising, marketing and promotion expenses, partially offset by an increase in programming and production costs.

For the six months ended June 30, 2016, revenue from the Cable Networks segment increased 4.4% to $5.0 billion compared to 2015, reflecting higher distribution and content licensing and other revenue. Operating cash flow increased 7.3% to $1.9 billion in the first six months of 2016, reflecting higher revenue and a modest increase in programming and production costs.

Broadcast Television

Broadcast Television revenue increased 17.3% to $2.1 billion in the second quarter of 2016, reflecting higher content licensing, distribution and other, and advertising revenue. Content licensing revenue increased 59.9%, primarily due to the timing of content provided under licensing agreements. Distribution and other revenue increased 35.0%, primarily due to higher retransmission consent fees. Advertising revenue increased 2.9%, reflecting higher rates, partially offset by audience ratings declines. Operating cash flow increased 70.5% to $394 million, reflecting higher revenue, partially offset by increased programming and production costs.

For the six months ended June 30, 2016, revenue from the Broadcast Television segment increased 3.7% to $4.2 billion compared to 2015.  Excluding $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, revenue increased 14.3% (see Table 7).  Operating cash flow increased 64.3% to $678 million compared to 2015, reflecting the increase in revenue and lower programming and production costs compared to last year which included the Super Bowl.

Filmed Entertainment

Filmed Entertainment revenue declined 40.4% in the second quarter of 2016, reflecting lower theatrical and home entertainment revenue, partially offset by higher content licensing and other revenue. Theatrical revenue declined 78.8% compared to last year’s second quarter which included the strong performances of Furious 7 and Jurassic World. Home entertainment revenue declined 25.1%, primarily due to the strong performance of several releases in the prior year period, including Fifty Shades of Grey. Content licensing revenue increased 63.2%, primarily due to the timing of availability of content in the Pay TV window. Other revenue increased 24.4% due to higher Fandango revenue. Operating cash flow decreased 86.7% to $56 million, reflecting lower revenue, partially offset by lower programming and production costs. The decrease in programming and production costs were primarily due to lower amortization of film production costs in the current year period due to our larger film slate in 2015, which included Furious 7 and Jurassic World.

For the six months ended June 30, 2016, revenue from the Filmed Entertainment segment decreased 26.4% to $2.7 billion compared to 2015, reflecting lower theatrical and home entertainment revenue, partially offset by higher content licensing and other revenue.  Operating cash flow decreased 68.8% to $223 million compared to 2015, reflecting lower revenue, partially offset by lower programming and production costs.

Theme Parks

Theme Parks revenue increased 47.0% to $1.1 billion and operating cash flow increased 40.5% to $469 million in the second quarter of 2016. Pro forma5 revenue increased 10.6%, reflecting higher per capita spending at the parks and the successful opening of Hollywood’s The Wizarding World of Harry Potter™ attraction. Pro forma5 operating cash flow increased 5.3%, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

For the six months ended June 30, 2016, revenue from the Theme Parks segment increased 51.8% to $2.2 billion and operating cash flow increased 46.0% to $844 million compared to 2015. Pro forma5 revenue increased 10.2%, reflecting higher per capita spending at the parks and the successful opening of Hollywood’s The Wizarding World of Harry Potter™ attraction. Pro forma5 operating cash flow increased 4.4%, reflecting higher revenue, partially offset by an increase in operating expenses.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended June 30, 2016, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $174 million compared to a loss of $167 million in the second quarter of 2015.

For the six months ended June 30, 2016, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $334 million compared to a loss of $309 million in 2015.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast Spectacor and eliminations among Comcast’s businesses. For the quarter ended June 30, 2016, Corporate, Other and Eliminations revenue was ($278) million compared to ($227) million in 2015. The operating cash flow loss was $282 million compared to a loss of $203 million in the second quarter of 2015, including $116 million related to the settlement of insurance obligations in 2016 and $79 million of transaction-related costs in 2015.

For the six months ended June 30, 2016, Corporate, Other and Eliminations revenue was ($553) million compared to ($419) million in 2015.  The operating cash flow loss was $426 million compared to a loss of $380 million in the first six months of 2015, including $116 million related to the settlement of insurance obligations in 2016 and $178 million of transaction-related costs in 2015.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any. See Table 4 for reconciliation of non-GAAP financial measures.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. See Table 4 for reconciliation of non-GAAP financial measures.

4     Beginning in the first quarter of 2016, certain operations and businesses including several strategic business initiatives that were previously presented in Corporate, Other and Eliminations are now presented in our Cable Communications segment to reflect a change in our management reporting presentation. For segment reporting purposes, we have adjusted all periods presented to reflect this change.

5     Pro forma information is presented for the acquisition of the 51% interest of Universal Studios Japan. See Table 6 for more detailed information.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, July 27, 2016 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 28741694.  A replay of the call will be available starting at 11:30 a.m. ET on July 27, 2016, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, August 3, 2016 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 28741694.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2015	2016	2015	2016
Revenue	$18,743	$19,269	$36,596	$38,059

Programming and production	5,669	5,492	11,132	10,923
Other operating and administrative	5,274	5,761	10,348	11,286
Advertising, marketing and promotion	1,534	1,561	2,894	3,028
	12,477	12,814	24,374	25,237

Operating cash flow	6,266	6,455	12,222	12,822

Depreciation expense	1,674	1,868	3,308	3,653
Amortization expense	487	521	919	1,014
	2,161	2,389	4,227	4,667
Operating income	4,105	4,066	7,995	8,155

Other income (expense)
Interest expense	(713)	(732)	(1,369)	(1,435)
Investment income (loss), net	17	58	50	88
Equity in net income (losses) of investees, net	(236)	(19)	(203)	(30)
Other income (expense), net	315	(15)	417	115
	(617)	(708)	(1,105)	(1,262)

Income before income taxes	3,488	3,358	6,890	6,893

Income tax expense	(1,313)	(1,278)	(2,574)	(2,589)

Net income	2,175	2,080	4,316	4,304

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(38)	(52)	(120)	(142)

Net income attributable to Comcast Corporation	$2,137	$2,028	$4,196	$4,162

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.84	$0.83	$1.65	$1.70

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.25	$0.275	$0.50	$0.55

Diluted weighted-average number of common shares	2,531	2,446	2,544	2,454

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	June 30,
	2015	2016
ASSETS

Current Assets
Cash and cash equivalents	$2,295	$4,665
Receivables, net	6,896	6,708
Programming rights	1,213	1,435
Other current assets	1,899	1,969
Total current assets	12,303	14,777

Film and television costs	5,855	5,811

Investments	3,224	3,679

Property and equipment, net	33,665	34,896

Franchise rights	59,364	59,364

Goodwill	32,945	33,792

Other intangible assets, net	16,946	17,204

Other noncurrent assets, net	2,272	2,462

	$166,574	$171,985

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,215	$6,359
Accrued participations and residuals	1,572	1,542
Deferred revenue	1,302	1,611
Accrued expenses and other current liabilities	5,462	5,155
Current portion of long-term debt	3,627	2,934
Total current liabilities	18,178	17,601

Long-term debt, less current portion	48,994	52,629

Deferred income taxes	33,566	34,512

Other noncurrent liabilities	10,637	10,719

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,221	1,248

Equity
Comcast Corporation shareholders’ equity	52,269	53,098
Noncontrolling interests	1,709	2,178
Total equity	53,978	55,276

	$166,574	$171,985

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Six Months Ended
	June 30,
	2015	2016

OPERATING ACTIVITIES
Net income	$4,316	$4,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,227	4,667
Share-based compensation	294	331
Noncash interest expense (income), net	95	113
Equity in net (income) losses of investees, net	203	30
Cash received from investees	52	42
Net (gain) loss on investment activity and other	(437)	(126)
Deferred income taxes	111	618
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(707)	172
Film and television costs, net	176	(171)
Accounts payable and accrued expenses related to trade creditors	109	(104)
Other operating assets and liabilities	395	(493)

Net cash provided by operating activities	8,834	9,383

INVESTING ACTIVITIES
Capital expenditures	(3,697)	(4,156)
Cash paid for intangible assets	(600)	(737)
Acquisitions and construction of real estate properties	(65)	(211)
Acquisitions, net of cash acquired	(179)	(126)
Proceeds from sales of businesses and investments	395	138
Purchases of investments	(272)	(580)
Other	182	(156)

Net cash provided by (used in) investing activities	(4,236)	(5,828)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(137)	205
Proceeds from borrowings	3,996	4,753
Repurchases and repayments of debt	(3,666)	(2,551)
Repurchases and retirements of common stock	(3,585)	(2,385)
Dividends paid	(1,200)	(1,281)
Issuances of common stock	32	19
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(114)	(125)
Other	(348)	180

Net cash provided by (used in) financing activities	(5,022)	(1,185)

Increase (decrease) in cash and cash equivalents	(424)	2,370

Cash and cash equivalents, beginning of period	3,910	2,295

Cash and cash equivalents, end of period	$3,486	$4,665

TABLE 4 Reconciliations to Operating Cash Flow and Free Cash Flow and Alternate Presentation of Net Cash Provided by Operating Activities (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2015	2016	2015	2016
Operating income	$4,105	$4,066	$7,995	$8,155
Depreciation and amortization	2,161	2,389	4,227	4,667
Operating income before depreciation and amortization (Operating Cash Flow)	6,266	6,455	12,222	12,822
Noncash share-based compensation expense	159	178	294	331
Changes in operating assets and liabilities	(377)	(373)	(304)	(809)
Cash basis operating income	6,048	6,260	12,212	12,344
Payments of interest	(550)	(512)	(1,241)	(1,235)
Payments of income taxes	(1,881)	(1,495)	(1,999)	(1,685)
Excess tax benefits under share-based compensation	(74)	(49)	(220)	(160)
Other	46	69	82	119
Net Cash Provided by Operating Activities	$3,589	$4,273	$8,834	$9,383
Capital expenditures	(1,971)	(2,271)	(3,697)	(4,156)
Cash paid for capitalized software and other intangible assets	(327)	(359)	(600)	(737)
Principal payments on capital leases	(2)	(7)	(3)	(17)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(52)	(48)	(114)	(125)
Nonoperating items(1)	(70)	(61)	(70)	(16)
Free Cash Flow (including Economic Stimulus Packages)	1,167	1,527	4,350	4,332
Economic Stimulus Packages(1)	334	(107)	334	(107)
Total Free Cash Flow	$1,501	$1,420	$4,684	$4,225

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
(in millions)
Operating Cash Flow	$6,266	$6,455	$12,222	$12,822
Capital expenditures	(1,971)	(2,271)	(3,697)	(4,156)
Cash paid for capitalized software and other intangible assets	(327)	(359)	(600)	(737)
Cash interest expense	(550)	(512)	(1,241)	(1,235)
Cash taxes on operating items (including Economic Stimulus Packages)(2)	(2,025)	(1,605)	(2,289)	(1,861)
Changes in operating assets and liabilities	(377)	(373)	(304)	(809)
Noncash share-based compensation	159	178	294	331
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(52)	(48)	(114)	(125)
Other	44	62	79	102
Free Cash Flow (including Economic Stimulus Packages)	1,167	1,527	4,350	4,332
Economic Stimulus Packages(2)	334	(107)	334	(107)
Total Free Cash Flow	$1,501	$1,420	$4,684	$4,225

(1)

Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions and to reflect cash taxes paid in the year of the related taxable income. Our definition of Free Cash Flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

(2)

Cash taxes on operating items (including Economic Stimulus Packages) has been adjusted to include the impact of excess tax benefits under share-based compensation arrangements and to exclude the impact of nonoperating items. Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions and to reflect cash taxes paid in the year of the related taxable income. Our definition of Free Cash Flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
Payments of income taxes	($1,881)	($1,495)	($1,999)	($1,685)
Excess tax benefits under share-based compensation	(74)	(49)	(220)	(160)
Nonoperating items	(70)	(61)	(70)	(16)
Cash taxes on operating items (including Economic Stimulus Packages)	($2,025)	($1,605)	($2,289)	($1,861)

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2015		2016		2015		2016
(in millions, except per share data)
	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net income attributable to Comcast Corporation	$2,137	$0.84	$2,028	$0.83	$4,196	$1.65	$4,162	$1.70
Growth %			(5.1%)	(1.2%)			(0.8%)	3.0%

Gains on sales of businesses and investments(2)	(107)	(0.04)	-	-	(202)	(0.08)	(67)	(0.03)
Gain on settlement of contingent consideration liability(3)	(150)	(0.06)	-	-	(150)	(0.06)	-	-
Loss on early redemption of debt(4)	29	0.01	-	-	29	0.01	-	-
Costs related to Time Warner Cable and Charter transactions(5)	62	0.03	-	-	123	0.05	-	-
Loss on investment(6)	158	0.06	-	-	158	0.06	-	-

Net income attributable to Comcast Corporation (excluding adjustments)	$2,129	$0.84	$2,028	$0.83	$4,154	$1.63	$4,095	$1.67
Growth %			(4.7%)	(1.2%)			(1.4%)	2.5%

(1)     Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)     2nd quarter 2015 net income attributable to Comcast Corporation includes $171 million of other income, $107 million net of tax, resulting from the sale of an investment. 2016 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel’s product and technology business. 2015 year to date net income attributable to Comcast Corporation includes $335 million of other income, $202 million net of tax and noncontrolling interests, resulting from sales of an investment and a business.

(3)     2nd quarter 2015 net income attributable to Comcast Corporation includes $240 million of other income, $150 million net of tax, resulting from the settlement of a contingent consideration liability with General Electric Company related to the acquisition of NBCUniversal.

(4)     2nd quarter 2015 net income attributable to Comcast Corporation includes $47 million of interest expense, $29 million net of tax, resulting from the early redemption of debt.

(5)     2nd quarter 2015 net income attributable to Comcast Corporation includes $99 million of expense ($79 million of operating costs and expenses and $20 million of depreciation and amortization expense), $62 million net of tax, related to the Time Warner Cable and Charter transactions. 2015 year to date net income attributable to Comcast Corporation includes $198 million of expense ($178 million of operating costs and expenses and $20 million of depreciation and amortization expense), $123 million net of tax, related to the Time Warner Cable and Charter transactions.

(6)     2nd quarter 2015 net income attributable to Comcast Corporation includes $252 million of equity in net losses of investees, $158 million net of tax, resulting from our proportionate share of an impairment loss recorded at The Weather Channel.

Note: Minor differences may exist due to rounding.

TABLE 6 Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

		Theme Parks			NBCUniversal

(in millions)
		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Theme Parks	As Reported	Adjustments(1)	NBCUniversal

Three Months Ended June 30, 2015

Revenue	$773	$255	$1,028	$7,230	$254	$7,484

Operating costs and expenses (2)	439	144	583	5,538	142	5,680

Operating cash flow	$334	$111	$445	$1,692	$112	$1,804

Three Months Ended June 30, 2016

Revenue	$1,136	-	$1,136	$7,103	-	$7,103

Operating costs and expenses	667	-	667	5,414	-	5,414

Operating cash flow	$469	-	$469	$1,689	-	$1,689

Growth Rates
Revenue	47.0%		10.6%	(1.8%)		(5.1%)
Operating cash flow	40.5%		5.3%	(0.2%)		(6.4%)

Six Months Ended June 30, 2015

Revenue	$1,424	$539	$1,963	$13,834	$538	$14,372

Operating costs and expenses (2)	846	309	1,155	10,667	307	10,974

Operating cash flow	$578	$230	$808	$3,167	$231	$3,398

Six Months Ended June 30, 2016

Revenue	$2,162	-	$2,162	$13,964	-	$13,964

Operating costs and expenses	1,318	-	1,318	10,653	-	10,653

Operating cash flow	$844	-	$844	$3,311	-	$3,311

Growth Rates
Revenue	51.8%		10.2%	0.9%		(2.8%)
Operating cash flow	46.0%		4.4%	4.5%		(2.6%)

(1) Pro Forma information is presented as if the acquisition of the 51% interest of Universal Studios Japan occurred January 1, 2014. Pro forma data does not include adjustments for transaction-related costs, costs related to integration activities, or cost savings or synergies that have been or may be achieved by the combined businesses. The pro forma amounts are based on historical results of operations and are subject to change as valuations are finalized. Pro forma amounts are not necessarily indicative of what our results would have been had we operated Universal Studios Japan since January 1, 2014, nor of our future results.

(2) As reported results for Theme Parks and total NBCUniversal for 2015 have been adjusted for the change in NBCUniversal’s method of accounting for a contractual obligation that involves an interest held by a third party in the revenue of certain theme parks. As a result of the change, the amounts that are payable based on current period revenue are now presented in operating costs and expenses, rather than other income (expense), net in our consolidated statement of income. The change was effective beginning in the 4th quarter of 2015 and for segment reporting purposes we also adjusted prior periods to reflect management reporting presentation of such amounts on a consistent basis.

TABLE 7 Reconciliation of Consolidated Revenue Excluding 2015 Super Bowl and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$18,743	$19,269	2.8%	$36,596	$38,059	4.0%

2015 Super Bowl	-	-		(376)	-

Revenue excluding 2015 Super Bowl	$18,743	$19,269	2.8%	$36,220	$38,059	5.1%

	2015	2016	Growth %	2015	2016	Growth %

Operating Income	$4,105	$4,066		$7,995	$8,155

Depreciation and Amortization	2,161	2,389		4,227	4,667

Operating Cash Flow	$6,266	$6,455	3.0%	$12,222	$12,822	4.9%

Costs related to Time Warner Cable and Charter transactions	79	-		178	-

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions	$6,345	$6,455	1.7%	$12,400	$12,822	3.4%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2015 Super Bowl (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$7,230	$7,103	(1.8%)	$13,834	$13,964	0.9%

2015 Super Bowl	-	-		(376)	-

Revenue excluding 2015 Super Bowl	$7,230	$7,103	(1.8%)	$13,458	$13,964	3.8%

Reconciliation of Consolidated NBCUniversal Pro Forma Revenue Excluding 2015 Super Bowl (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Pro Forma Revenue	$7,484	$7,103	(5.1%)	$14,372	$13,964	(2.8%)

2015 Super Bowl	-	-		(376)	-

Pro Forma Revenue excluding 2015 Super Bowl	$7,484	$7,103	(5.1%)	$13,996	$13,964	(0.2%)

Reconciliation of Broadcast Television Revenue Excluding 2015 Super Bowl (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$1,813	$2,128	17.3%	$4,061	$4,212	3.7%

2015 Super Bowl	-	-		(376)	-

Revenue excluding 2015 Super Bowl	$1,813	$2,128	17.3%	$3,685	$4,212	14.3%

Note: Minor differences may exist due to rounding.